Exhibit 3.1

GALECTIN THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK,

SERIES B-2 CONVERTIBLE PREFERRED STOCK,

AND

SERIES B-3 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.56 OF THE

NEVADA GENERAL CORPORATION LAW

The undersigned, Peter G. Traber, MD, does hereby certify that:

1. He is the Chief Executive Officer and President of Galectin Therapeutics, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 20,000,000 shares of undesignated stock, par value $0.01 per share, of which 900,000 have been designated for issuance as Series B-1 Convertible Preferred Stock, 2,100,000 have been designated for issuance as Series B-2 Convertible Preferred Stock and 6,000,000 have been designated for issuance as one or more series of Series B-3 Convertible Preferred Stock (collectively, the “Series B Preferred Stock”).

3. On September 20, 2016, the Board of Directors of the Corporation voted to approve, subject to the approval of 10X Fund, L.P. (“10X Fund”), the sole holder of the issued and outstanding shares of Series B Preferred Stock (the “Agreement”), certain amendments to the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (the “Prior Certificate of Designation”), and to file a second amended and restated Certificate of Designation, which incorporates the amendments approved on September 20, 2016, and prior amendments thereto and which will be the Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series B-3 Convertible Preferred Stock (this “Certificate of Designation”).

4. As of September 22, 2016, there were 900,000 shares of Series B-1 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments, and 2,100,000 shares of Series B-2 Convertible Preferred Stock outstanding, all of which voted to approve the following amendments.

5. There is no class or series of stock which is senior to the Series B Preferred Stock as to the payment of distributions upon dissolution of the Corporation, and therefore the approval of any other class or series of stock of the Corporation to the amendments to the Prior Certificate of Designation is not required pursuant to NRS 78.1955(3).

6. The Prior Certificate of Designation is hereby amended and restated in the following manner:

TERMS OF SERIES B-1, B-2 and B-3 CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Series B-1 and B-2 Purchase Agreement shall have the meanings given such terms in the Series B-1 and B-2 Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter have been reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value plus all accrued but unpaid dividends on the Preferred Stock being converted as of the Conversion Date.

“Conversion Date” shall have the meaning set forth in Section 5(a).

“Conversion Price” shall have the meaning set forth in Section 5(b).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Dividend Shares” means, collectively, the shares of Common Stock which the Corporation may issue to a Holder in payment of dividends due on the Preferred Stock from time to time in accordance with the terms hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Effective Date” means the date that the Registration Statement is declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or other permitted grantees of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business compatible with the business objectives of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) securities pursuant to written contractual obligations entered into prior to the Initial Closing Date which have been approved in writing by the Holder.

“Holder” means a holder of Preferred Stock.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Notice of Conversion” shall have the meaning given such term in Section 5(a).

“Original Issue Date” shall mean the date of the first issuance of each issuance of shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Permitted Indebtedness” means the Indebtedness existing on the Initial Closing Date and approved in writing by the Holder.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness under clauses (b) thereunder, provided that such Liens are not secured by assets of the Corporation or its subsidiaries other than the assets so acquired or leased.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Preferred Stock” shall have the meaning given such term in Section 2.

“Purchase Agreements” means the Series B-1 and B-2 Purchase Agreement and the Series B-3 Purchase Agreement.

“Registration Rights Agreements” means the Registration Rights Agreement, dated as of February 12, 2009, and the Registration Rights Agreement, dated as of the date of the Series B-3 Purchase Agreement, to which the Corporation and the applicable original Holder are parties, in each case, as amended, modified or supplemented from time to time in accordance with their terms.

“Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreements and registers the resale of Conversion Shares and Dividend Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreements.

“Registration Statement Condition” means that a Registration Statement is effective, and not subject to any stop order or suspension, and all related blue sky filings have been made.

“Rights Offering” means a registered offering of up to $20,000,000 of Common Stock by the Company to its Common Stockholders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Corporation’s Series A 12% Convertible Preferred Stock, par value $0.01 per share.

“Series B Directors” shall have the meaning given such term in Section 4.

“Series B-1 and B-2 Purchase Agreement” means the Securities Purchase Agreement, dated as of February 12, 2009, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms with respect to the Series B-1 and B-2 Preferred Stock.

“Series B-3 Purchase Agreement” means the Securities Purchase Agreements to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with their terms with respect to the Series B-3 Preferred Stock.

“Share Delivery Date” shall have the meaning given such term in Section 5(c)(i).

“Stated Value” shall have the meaning given such term in Section 2.

“Subsidiary” means any entity in which the Corporation, directly or indirectly, beneficially owns 20% or more the voting securities thereof, including any entity formed or acquired after the date hereof.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the OTC Bulletin Board, or “Pink Sheets.”

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the average of the high and low price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported. As used in clause (a) of this definition, the term “Trading Market” excludes the OTC Bulletin Board and the Pink Sheets.

Section 2. Designation, Amount and Par Value. Three or more series of preferred stock shall be designated as the Corporation’s (a) Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”), of which the number of shares so designated shall be 900,000, (b) Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred”), of which the number of shares so designated shall be 2,100,000 and (c) Series B-3 Convertible Preferred Stock (the “Series B-3 Preferred,” and collectively with the Series B-1 Preferred and the Series B-2 Preferred, the “Preferred Stock”), of which the number of shares so designated shall be 6,000,000, for a total of 9,000,000 shares of Preferred Stock. The Series B-3 may be issued in one or more sub-series. Each share of Preferred Stock shall have a par value of $0.01 per share and (a) each share of Series B-1 Preferred and Series B-2 Preferred shall have a stated value equal to $2.00 and (b) each share of each sub-series of Series B-3 Preferred Stock shall have a stated value equal to $1.00(the “Stated Value”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of (a) in the case of Series B-1 Preferred and Series B-2 Preferred, 12% per annum (compounding monthly) and (b) in the case of Series B-3 Preferred, 8% per annum, in each case, payable in arrears quarterly on March 31, June 30, September 30 and December 31, beginning with (a) in the case of Series B-1 Preferred and Series B-2 Preferred, June 30, 2009 and in the case of Series B-3 Preferred, December 31, 2016 (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (“Dividend Payment Date”). The dividends shall be payable at the Corporation’s option either in cash or, if the Registration Statement Condition is true as of the Dividend Payment Date and the issuance of shares of Common Stock for dividends would not trigger any anti-dilution provisions to which the Corporation is subject, in duly authorized, fully paid and non-assessable shares of Common Stock valued at 100% of the average of the VWAPs for the twenty (20) consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the applicable Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation covenants that all shares of Common Stock that are issued in satisfaction of dividends due on the Preferred Stock shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and registered for public sale in accordance with the Registration Statement. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. If the Corporation does not pay any dividend on the Preferred Stock, either in cash or in shares of Common Stock, on or prior to the Dividend Payment Date on which the dividend is due, then from that Dividend Payment Date until such time as all accrued but unpaid dividends due on the Preferred Stock have been paid in full, dividends shall accrue on the Preferred Stock at the rate of 15% per annum (compounding monthly).

Section 4. Voting Rights. Except as set forth specifically below, the holder of each share of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of

Preferred Stock would be convertible under the circumstances described in Section 5 hereof on the record date for the vote or consent of shareholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. The foregoing notwithstanding, with respect to the election of directors, until there are no longer any shares of Preferred Stock outstanding, (i) the holders of the Preferred Stock shall vote together as a separate class to elect two (2) members of the Board of Directors (the “Series B Directors”), and (ii) the Corporation shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special meetings of the Board of Directors, nominating such persons designated by the holders of the Preferred Stock as directors on the applicable proxy statements and recommending their election) to permit the holders of the Preferred Stock to appoint three (3) additional members of the Board of Directors (the “Series B Nominees”), who shall be subject to election by all shares of voting stock of the Corporation voting together as a single group. The holders of Preferred Stock shall vote together with the holders of Common Stock and other voting capital stock of the Corporation to elect all other members of the Board of Directors. In the event the holders of Preferred Stock do not exercise their right to elect Series B Directors, such holders will be permitted to send a non-voting representative in an observer capacity to all meetings of the Board of Directors of the Corporation, with respect to which reasonable notice shall be provided to such holders, including notice of all written consents taken in lieu of a meeting of the Board of Directors of the Corporation prior to execution of any such consents. Each holder of a share of the Preferred Stock shall be entitled to receive the same prior notice of any shareholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Preferred Stock.

Section 5. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Conversion Amount of such share of Preferred Stock by the applicable Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall surrender the certificate(s) representing such shares of Preferred Stock to the Corporation promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued. If the number of shares of Preferred Stock represented by the Preferred Stock certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Corporation shall, as soon as practicable and at the Corporation’s expense, issue and deliver to the holder a new Preferred Stock certificate representing the number of shares of Preferred Stock not converted.

b) Conversion Price. The conversion price for (i) the Series B-1 Preferred and the Series B-2 Preferred shall equal $3.00 and (ii) for the Series B-3 Preferred shall equal the conversion price as set forth in the Series B-3 Purchase Agreement, or amendment thereof, relating to the initial issuance each share of Series B-3 Preferred (the “Conversion Price”), in each case, subject to adjustment as set forth in Section 6(a).

c) Mechanics of Conversion.

i. Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver or cause to be delivered to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreements) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

ii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Preferred Stock shall have been sought and obtained. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other Holders of the Preferred Stock), not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreements) be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Registration Statement.

iv. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP as of the Conversion Date. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

v. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

d) Automatic Conversion Upon Transfer. In the event the original Holder of the Preferred Stock transfers any shares of Preferred Stock to a third party for any reason, the shares of Preferred Stock presented for transfer will automatically be converted into shares of Common Stock on the terms set forth in Sections 5(a), (b) and (c) herein. A request made to the Corporation to transfer shares of Preferred Stock to a third party shall be deemed a Notice of Conversion with respect to those shares, and the Conversion Date shall be deemed the date the request for transfer is received by the Corporation.

Section 6. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation after the date of the recordation of this Certificate of Designation and thereafter at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Stock, the Corporation’s Series A 12% Convertible Preferred Stock or the Corporation’s Series C Super Dividend Convertible Preferred Stock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

c) Notice to Holders. Whenever the Conversion Price is adjusted pursuant to any of this Section 6, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 7. Redemption. (a) The Corporation may, any time on thirty (30) days prior written notice to the Holder, (i) redeem all shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock which are outstanding for the Redemption Price, provided that the total number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock which are outstanding is less than 10% of the total number of shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock originally issued, and (ii) redeem all shares of Series B-3 Preferred Stock which are outstanding for the Redemption Price, provided that the total number of shares of Series B-3 Preferred Stock which are outstanding is less than 10% of the total number of shares of Series B-3 Preferred Stock originally issued, by October 15, 2016. Any such redemption by the Corporation shall be effective on the thirtieth (30th) day after notice of redemption is sent by the Corporation to the Holder (a “Redemption Date”), and the Holder shall receive payment of the Redemption Price upon surrender of all shares of Preferred Stock called for redemption. After the Redemption Date, all shares of Preferred Stock shall no longer be considered issued and outstanding, and shall have no right to vote on any matter upon which shares would be entitled to vote if still issued and outstanding. Nothing shall prohibit the Holder from exercising any right to convert the Preferred Stock into Common Stock between the date notice of redemption is sent by the Corporation and the Redemption Date.

(c) On or before the date of a scheduled Redemption Date and in connection therewith, each holder of shares of Preferred Stock shall surrender the certificate representing such shares to the Corporation and shall receive payment of the Redemption Price in cash on the Redemption Date. Unless otherwise provided herein, upon the surrender of any shares for redemption under this Section 7(c), the shares so redeemed shall no longer be issued and outstanding, and upon such payment shall have no right to vote on any matter upon which shares would be entitled to vote if still issued and outstanding. If less than all the shares represented by a surrendered certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.

Section 8. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, but pari passu with the holders of the Corporation’s Series A Preferred Stock, an amount per share equal to Conversion Amount of the Preferred Stock as of the record date for distribution, provided that the record date for the distribution may be no more than twenty (20) calendar days prior to the date of the distribution. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock and the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts and the pari passu amounts due in respect of the Series A Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock and the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 8 and any other distribution that may be required with respect to any other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock.

(c) (i) For purposes of this Section 8, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, any of the following (a “Sale, Merger, or Reorganization”): (x) the merger or consolidation of the Corporation into or with another corporation or entity, reorganization or sale of the Corporation, or sale of capital stock by the Corporation, in which the shareholders of the Corporation immediately preceding such merger, consolidation, or reorganization (solely by virtue of their shares or other securities of the Corporation) shall own less than fifty percent (50%) of the voting securities of the surviving corporation; (y) the sale, transfer or lease (but not including a permitted transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions or plan, of 50% or more of the assets of the Corporation, based on the fair market value of the Corporation’s assets as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Preferred Stock, which assets shall include for these purposes fifty percent (50%) or more of the outstanding voting capital stock of any subsidiaries of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole; or (z) the sale, transfer or lease (but not including a permitted transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all of the assets of the subsidiaries of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and such subsidiaries taken as a whole.

(ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Preferred Stock.

Section 9. Protective Provisions.

(a) Actions Requiring Majority Approval of Preferred Stock. In addition to any other rights provided by law, so long as any shares of Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the total number of shares of the Preferred Stock outstanding, voting as a separate class, the Corporation shall not:

(i) change the size of the Corporation’s Board of Directors from nine (9) members;

(ii) amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or Bylaws or file any articles of amendment designating the preferences, limitations and relative rights of any series of preferred stock, or engage in any other action, that would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock;

(iii) create or increase, or authorize the creation or increase of the authorized amount of any additional class or series of shares of stock, unless the same ranks junior to the Preferred Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or create or authorize any obligation or security convertible into shares of Common Stock, Preferred Stock or any other class or series of stock, whether voting or non-voting, unless an adequate number of shares have been reserved for the issuance of such shares of Common Stock, Preferred Stock or other class or series of stock upon such conversion; regardless of whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation, or by merger, consolidation or otherwise;

(iv) increase or decrease the authorized number of shares of the Preferred Stock;

(v) purchase, redeem or otherwise acquire for value any shares of any class of its capital stock or cause or permit any employee stock ownership plan, including any Employee Stock Ownership Plan as defined in § 4975(e)(7) of the Internal Revenue Code of 1986, as amended, to purchase shares of any class of its capital stock unless the outstanding shares of Preferred Stock, and any other shares of capital stock held by the holders of the Preferred Stock, shall have first been purchased, redeemed or otherwise acquired for value;

(vi) merge or consolidate into or with any other corporation or sell, assign, lease, pledge, encumber or otherwise dispose of all or substantially all of its assets or those of any subsidiary;

(vii) voluntarily or involuntarily liquidate, dissolve or wind up the Corporation or its business;

(viii) pay or declare dividends on any capital stock other than the Preferred Stock, unless the Preferred Stock share ratably in such dividend and all accrued dividends payable with respect to the Preferred Stock have been paid prior to the payment or declaration of such dividend;

(ix) acquire an equitable interest in, or the assets or business of any other entity in any form of transaction;

(x) create or commit the Corporation to enter into a joint venture, licensing agreement or exclusive marketing or other distribution agreement with respect to the Corporation’s products, other than in the ordinary course of business;

(xi) permit the Corporation or any subsidiary of the Corporation to sell or issue any security of such subsidiary to any person or entity other than the Corporation;

(xii) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(xiii) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(xiv) other than in connection with an Exempt Issuance or the Rights Offering, issue any Common Stock or Common Stock Equivalents;

(xv) increase the number of shares of Common Stock that may be issued pursuant to options, warrants or rights to employees, directors, officers, consultants or advisors above the amount that is authorized for issuance under the Company’s 2001 Stock Incentive Plan, 2003 Non-Employee Director Stock Incentive Plan, and 2009 Incentive Compensation Plan as of September 9, 2016 (which number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events);

(xvi) amend the provisions of this Subsection 9(a).

(b) Notwithstanding anything to the contrary contained herein, nothing shall be deemed to limit the Company’s ability to consummate the Rights Offering or require the consent of Series B Stockholders or Series B Directors prior to such consummation (other than as may be required by law); provided that nothing herein shall prohibit the Series B Directors from voting on the Rights Offering and its terms as a group with all other directors.

The Corporation agrees that its breach of this Section 9 will result in irreparable harm to the Holders, and therefore the Holder shall be entitled to obtain injunctive relief against the Corporation to preclude any such transaction that would be in violation of this Section, for which the Corporation expressly waives any requirement that the Holder post bond, which remedy shall be in addition to all remedies available to it at law or in equity.

Section 10. Events of Noncompliance.

(a) An “Event of Noncompliance” shall have occurred if:

(i) the Corporation breaches or otherwise fails to perform in any material respect any of the covenants or any of its obligations to the holders of the Preferred Stock and fails to cure such breach or failure after any holder of Preferred Stock provides written notice of such breach or failure and the Corporation had had a reasonable opportunity (but not in any event more than 30 days) to cure such failure or breach; or

(ii) the Corporation or any subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the

Corporation or any subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any subsidiary or of any substantial part of the assets of the Corporation or any subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a subsidiary) relating to the Corporation or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any subsidiary and either (a) the Corporation or any such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

(b) If an Event of Noncompliance has occurred, and in the event the Series B Directors and Series B Nominees constitute less than a majority of the Corporation’s Board of Directors, the number of directors constituting the Corporation’s Board of Directors shall, at the request of the holders of a majority of the Preferred Stock then outstanding, be increased by such number which shall, together with the existing Series B Directors and Series B Nominees elected or nominated by the holders of the Preferred Stock, if any, constitute a minimum majority of the Board of Directors, and the holders of Preferred Stock shall have the special right, voting together as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s capital stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships; provided, however, that the special right of the holders of Preferred Stock to elect a majority of the members of the Board of Directors shall exist only after such Event of Noncompliance has continued and remained in effect for 30 days after notice to the Corporation by any holder of Preferred Stock. Such special right may be exercised at the special meeting called pursuant to this subparagraph (b), at any annual or other special meeting of shareholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a shareholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

At any time when such special right has vested in the holders of Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder(s) of at least 10% of the Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Preferred Stock for the purpose of electing directors pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Preferred Stock then outstanding who first requested the meeting. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person or entity so designated upon the notice required for annual meetings of shareholders and shall be held at the Corporation’s principal office, or at such other place designated by such person. Any holder of Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of shareholders to be called pursuant to this subparagraph.

At any meeting or at any adjournment thereof at which the holders of Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director. Any director so elected by the holders of Preferred Stock shall continue to serve as a director until the expiration of the lesser of (a) a period of six months following the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the Board of Directors of the Corporation shall decrease to such number as constituted the whole Board of Directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 11. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number (617) 928-3450, Attn: Peter G. Traber, MD, e-mail address (traber@galectintherapeutics.com) or such other address, facsimile number or electronic mail address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number, e-mail address or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission (accompanied by confirmation of such transmission), if such notice or communication is delivered via facsimile or e-mail at the facsimile telephone number or e-mail address, as applicable, specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission (accompanied by confirmation of such transmission), if such notice or communication is delivered via facsimile or e-mail at the facsimile telephone number or e-mail address, as applicable, specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the first Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Delaware courts are an improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

f) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreements. In case any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B-1 Convertible Preferred Stock, Series B-2 Convertible Preferred Stock or Series B-3 Convertible Preferred Stock.

*********************

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Designation this 22nd day of September, 2016.

/S/ Peter G. Traber, MD.
Name: Peter G. Traber, MD.
Title: Chief Executive Officer and President